Exhibit 99.1

American Midstream Announces $300 Million Offering of Senior Notes

HOUSTON – December 7, 2016 – American Midstream Partners, LP (NYSE: AMID) (“Partnership” or “American Midstream”) announced today that it intends to offer $300 million in aggregate principal amount of senior unsecured notes due 2021, subject to market and other conditions.

The notes will be offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons, other than U.S. persons, outside of the United States pursuant to Regulation S under the Securities Act.

The net proceeds from the private placement will be deposited into escrow pending completion of the Partnership’s previously announced merger (the “Merger”) with JP Energy Partners LP (NYSE: JPEP) (“JP Energy”). Upon release of the net proceeds from escrow at the closing of the Merger, the Partnership expects to use the net proceeds from the offering to repay and terminate the revolving credit facility of JP Energy and to reduce borrowings under the Partnership’s senior secured revolving credit facility.

The Merger is expected to close during the first quarter of 2017, assuming all conditions to closing the Merger have been satisfied. The offering is not a condition to the closing of the Merger. If the closing of the Merger does not occur on or prior to June 30, 2017, or if the merger agreements regarding the Merger are terminated at any time on or prior to that date, then the escrowed funds will be applied to the mandatory redemption of the notes at a price equal to 100% of the initial offering price of the notes, plus accrued and unpaid interest to the redemption date.

The securities to be offered have not been registered under the Securities Act, or any state securities laws. Unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to purchase the notes or any other securities, and shall not constitute an offer to sell, a solicitation of an offer to buy, or a sale of, the notes or any other securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About American Midstream Partners, LP

Houston-based American Midstream Partners, LP is a growth-oriented limited partnership formed to own, operate, develop and acquire a diversified portfolio of midstream energy assets. The Partnership provides midstream services in Texas, North Dakota, and the Gulf Coast and Southeast regions of the United States. For more information about American Midstream Partners, LP, visit AmericanMidstream.com.

Investor Contact

Mark Buscovich, (713) 815-3967

mbuscovich@americanmidstream.com

Manager of Finance

Additional Information and Where to Find It

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval with respect to the Merger. This communication relates to a proposed business combination between AMID and JPE. In connection with the proposed transaction, AMID filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 containing a preliminary joint proxy statement/prospectus of AMID and JPE. The registration statement has not yet become effective. After the registration statement is declared effective by the SEC, AMID and JPE will each file with the SEC a definitive proxy statement/prospectus, and each of AMID and JPE will file other documents with respect to the proposed transaction and a definitive proxy statement/prospectus will be mailed to unitholders of JPE. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE PROXY STATEMENT/PROSPECTUS, THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT HAVE BEEN FILED OR MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Any definitive proxy statement(s) (if and when available) will be mailed to unitholders of JP Energy. Investors and security holders will be able to obtain these materials (if and when they are available) free of charge at the SEC’s website, www.sec.gov. In addition, copies of any documents filed with the SEC may be obtained free of charge from JP Energy’s internet website for investors at http://ir.jpenergypartners.com, and from American Midstream’s investor relations website at http://www.americanmidstream.com/investor-relations. Investors and security holders may also read and copy any reports, statements and other information filed by American Midstream and JP Energy with the SEC at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participation in the Solicitation of Votes

American Midstream and JP Energy and their respective directors and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding JP Energy’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 29, 2016. Information regarding American Midstream’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 7, 2016. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Forward Looking Statements

This press release includes forward-looking statements. These statements relate to, among other things, the completion of the Merger and the size, timing and use of proceeds of the offering. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “potential,” and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors which are described in greater detail in our filings with the SEC. Please see “Risk Factors” and other disclosures included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 7, 2016, our Form 10-Q for the quarter ended September 30, 2016, filed with the SEC on November 8, 2016, and our other filings with the SEC. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. The forward-looking statements herein speak as of the date of this press release. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this press release.